EXHIBIT 4.19

MANAGEMENT SERVICES AGREEMENT

FIRST AMENDMENT

THIS FIRST AMENDMENT is dated as of the 3rd day of October, 2006.

BETWEEN:

WHITE KNIGHT RESOURCES LTD., a company incorporated under the laws of British Columbia and having its office at 922 - 510 West Hastings
Street, Vancouver, British Columbia V6B 1L8

(the “Company”)

OF THE FIRST PART

AND:

CERRO RICO MANAGEMENT CORP., a company incorporated under
the laws of British Columbia and having its office at 922 - 510 West
Hastings Street, Vancouver, British Columbia V6B 1L8.

(“Cerro Rico”)

OF THE SECOND PART

WHEREAS: The Company and Cerro Rico entered into a Management Services Agreement (the “Agreement’) effective January 31, 2006. The Company and Cerro Rico have agreed to amend the Agreement as follows:

Section 7.1(d) is revised to read:

“If Cerro Rico’s engagement is terminated pursuant to Section 6.1(e) or is deemed to be terminated pursuant to Section 6.1(e), the Company’s obligation to compensate Cerro Rico shall in all respects cease, except that within 30 days after the Date of Termination the Company shall pay Cerro Rico the Accrued Obligation together with a termination fee equal to 24 months Base Fee payable hereunder as well as a lump sum payment of CAD$85,500 to cover the wages of employees of Cerro Rico.

RATIFICATION OF AGREEMENT: The Company and Cerro Rico hereby ratify, adopt and confirm the Agreement, as amended by this First Amendment, as their valid and binding agreement, enforceable against each of them in accordance with its terms, and each of them confirms that, as amended the Agreement is in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and is effective as of this 3rd day of October, 2006.

WHITE KNIGHT RESOURCES LTD. By: /s/ John M. Leask Name: John M. Leask Title: Chairman	CERRO RICO MANAGEMENT CORP. By: /s/ Megan Cameron-Jones Name: Megan Cameron-Jones Title: President